Exhibit 99.1



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                                            FOR IMMEDIATE RELEASE
                                                     DECEMBER 23, 2004
                                                     FOR ADDITIONAL INFORMATION
                                                     CONTACT:  STEPHEN E. ZAHN
                                                               CHAIRMAN/CEO
                                                               (260) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                   ANNOUNCES NEW PRESIDENT OF BANK SUBSIDIARY

HUNTINGTON, INDIANA, -- The board of directors of Northeast Indiana Bancorp, Inc.'s ("Northeast Indiana") wholly-owned subsidiary, First Federal Savings Bank ("First Federal"), has announced that Michael S. Zahn will be promoted to President of First Federal effective January 1, 2005. Michael has served First Federal and Northeast Indiana as Senior Vice President since 2000 and has served on the board of directors of both entities for the same time period. Prior to 2000, Michael served First Federal in various capacities since first joining the bank in 1996. Michael holds a Bachelor of Arts degree from Indiana University and earned an MBA from the University of Notre Dame in 2004.

Commenting on the promotion, Northeast Indiana and First Federal chairman and CEO Stephen E. Zahn stated " I feel confident Michael is the person who will take the bank to its next level in the coming years". Stephen E. Zahn will continue to serve as chairman of the board and CEO of both Northeast Indiana and First Federal.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The company is traded on The NASDAQ Stock Market under the symbol "NEIB".

This press release may contain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues. Factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, loan demand, and competition. Additional factors include changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, regulatory and technological factors affecting each company's operations, pricing, products and services.